UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2017

MAD CATZ INTERACTIVE, INC.

(Exact Name of Registrant as Specified in Charter)

Canada	001-14944	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10680 Treena Street, Suite 500

San Diego, California 92131

(Address of Principal Executive Offices)

(858) 790-5008

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

Effective February 21, 2017, Mad Catz, Inc. (“MCI”), a wholly-owned subsidiary of Mad Catz Interactive, Inc. (the “Company”), and Sterling National Bank (“SNB”) entered into a Forbearance Agreement and Amendment (the “Amendment”) to that certain Loan and Security Agreement dated June 30, 2015 (as amended, the “Loan Agreement”).  Pursuant to the Amendment, SNB agreed with MCI to forbear until April 28, 2017 from exercising its remedies under the Loan Agreement for non-compliance of the required monthly financial covenant based on a trailing twelve months’ adjusted earnings before income taxes, depreciation and amortization (“EBITDA”) and for not paying accounts payable within the time required. The Amendment also amends the Loan Agreement to establish a monthly EBITDA requirement for January, February and March 2017 and provides for modified borrowing rates for eligible Rock Band 4 accounts sold in August and September 2016. This Amendment contains other conditions, including payment of a ten thousand dollar ($10,000) amendment fee to SNB, representations and warranties, and provisions that the Company believes are usual and customary for credit arrangements similar to those contemplated by the Amendment. The description of the Amendment set forth under this Item 1.01 is qualified in its entirety by reference to the complete terms and conditions of the Amendment filed as Exhibit 10.1 hereto.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On February 20, 2017, the Company received a notice from the NYSE MKT indicating that, based on the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2016, the Company is not in compliance with Sections 1003(a)(i) or 1003(a)(ii) of the NYSE MKT Company Guide (the “Company Guide”). Section 1003(a)(i) of the Company Guide requires a company that has had losses from continuing operations in two of its three most recent fiscal years to have at least $2.0 million of stockholders’ equity. Section 1003(a)(ii) of the Company Guide requires a company that has had losses from continuing operations in three of its four most recent fiscal years to have at least $4.0 million of stockholders’ equity.  As of December 31, 2016, the Company had a stockholders’ deficit of $2.7 million. The Company is required to submit a plan to the NYSE MKT by March 22, 2017 advising of actions it has taken or intends to take to regain compliance with the continued listing standards by August 20, 2018.  If the Company fails to submit a plan, or if the Company’s plan is not accepted or if the Company fails to regain compliance by the deadline, the NYSE MKT may commence delisting procedures.  The notice received from the NYSE MKT on February 20, 2017 is in addition to the previously-reported notice received by the Company on January 20, 2017 indicating that due to the Company’s securities’ low selling price per share for a substantial period of time, the Company’s continued listing on the NYSE MKT is predicated on the Company effecting a reverse stock split of its Common Stock or otherwise demonstrating sustained price improvement.

The Company’s common stock will continue to be listed on the NYSE MKT while it attempts to regain compliance with the listing standards noted, subject to the Company’s compliance with other continued listing requirements. The Company’s common stock will continue to trade under the symbol “MCZ,” but will continue to be included in the list of noncompliant issuers and an indicator will continue to be disseminated with the Company’s symbol to indicate that the Company is not in compliance with the NYSE MKT’s listing standards. The NYSE MKT notification does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material agreements.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1 99.1

Forbearance Agreement and Amendment Loan and Security Agreement, dated February 21, 2017.

Press Release, dated February 23, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2017	MAD CATZ INTERACTIVE, INC.

	By:	/s/ DAVID MCKEON
Name: David McKeon
Its: Chief Financial Officer